Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT


The Board of Directors and Stockholders
California Water Service Group

We consent to incorporation by reference in the registration statements ( No. 333-103721 on Form S-3 and No. 333-60810 on Form S-8) of California Water Service Group of our report dated January 27, 2004, with respect to the consolidated balance sheets of California Water Service Group and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, common stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in or is incorporated by reference in the December 31, 2003, annual report on Form 10-K of California Water Service Group.

                                                     /s/ KPMG LLP


Mountain View, California
February 25, 2004